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RESTATED

ARTICLES OF INCORPORATION

JACK L. STEPHENS and BRUCE H. HAGLUND certify that:

1.	They are President and Secretary, respectively, of VETERINARY PET SERVICES, INC., a California corporation.

2.	The Amended and Restated Articles of Incorporation of this corporation are amended and restated to read in full as follows:

ONE:	The name of this corporation is: VETERINARY PET SERVICES, INC.

TWO:	The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:	This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is fifty million (50,000,000).

FOUR:	The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIVE:	This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code; provided, however, that such provisions or agreements may not provide for indemnification of any agents for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to paragraph (10) of subdivision (a) of Section 204 of the California Corporations Code, or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code.

3.	The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.	No shares of Series A Preferred Stock and no shares of Series B Preferred Stock were outstanding on the date the shareholders approved the foregoing Amendment of Articles of Incorporation.

5.

The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the foregoing Amendment of Articles of Incorporation was 5,623,363 shares of Common Stock. No shares of Series A Preferred Stock and no shares of Series B Preferred Stock were entitled to vote because no such shares were outstanding on the date on the shareholders approved the foregoing Amendment of Articles of Incorporation. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: August 6, 2003	/s/ Jack L. Stephens ________________________________ JACK L. STEPHENS, President

/s/ Bruce H. Haglund ________________________________ BRUCE H. HAGLUND, Secretary